Exhibit 2.1

(continued)

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ARTICLE X	GENERAL PROVISIONS	37
10.1	Survival; Recourse	37
10.2	Notices	37
10.3	Entire Agreement; Enforcement	38
10.4	Assignments; Parties in Interest	38
10.5	Governing Law; Consent to Jurisdiction	38
10.6	Headings; Interpretation	39
10.7	Counterparts; Facsimile	39
10.8	Severability	39
10.9	Currency	39
10.10	Certain Definitions	39

EXHIBITS

Exhibit A        Form of Certificate of Incorporation of Sub

Exhibit B        Form of Opinion of Parent's Legal Counsel

Exhibit C        Form of Opinion of Hudson's Legal Counsel

SCHEDULES

Hudson Disclosure Schedule

Parent Disclosure Schedule

AGREEMENT AND PLAN MERGER

THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of the 22nd day of December, 2004, by and among Health Outcomes Management, Inc., a Minnesota corporation ("Parent"), Hudson Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and Hudson Securities, Inc., a Delaware corporation ("Hudson").

R E C I T A L S:

A. Hudson is engaged in the business of market making in publicly-traded securities and other broker/dealer activities (the "Business").

B. Hudson and Parent desire to merge their respective companies and business operations through the statutory merger of Sub with and into Hudson, with Hudson as the surviving corporation, all on the terms and subject to the conditions set forth herein (the "Merger").

C. The authorized capital stock of Hudson consists of (i) 30,000,000 shares of common stock, par value $0.001 per share ("Hudson Common", or the "Hudson Shares"), and (ii) options, warrants and other rights to acquire Hudson Shares, including the Hudson Warrants (as such terms are defined below).

D. Pursuant to the Merger, among other things, (i) all of the issued and outstanding Hudson Shares are to be converted into the right to receive shares of common stock of Parent, par value $0.01 per share ("Parent Shares"), on the terms set forth herein, and (ii) all issued and outstanding warrants to purchase Hudson Shares, (the "Hudson Warrants"), are to be assumed by Parent and exchanged for options or warrants to purchase Parent Shares, pursuant to the exchange procedures set forth herein.

E. The respective Boards of Directors of Parent, Sub and Hudson have approved the Merger, upon the terms and subject to the conditions set forth herein. The Board of Directors of Hudson has determined to recommend that the stockholders of Hudson adopt and approve this Agreement and approve the Merger.

F. The parties intend that the Merger will qualify, for federal income tax purposes, as a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code").

NOW, THEREFORE, in consideration of the covenants, representations and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

ARTICLE I

THE MERGER

     1.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of the Delaware General Corporation Law, as amended (the "DGCL"), at the Effective Time, (a) Sub shall be merged with and into Hudson, (b) the separate existence of Sub shall cease, and (c) Hudson shall continue as the surviving corporation in the Merger under the laws of the State of Delaware under the name Hudson Securities, Inc. in a transaction intended to qualify as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. For purposes of this Agreement, Hudson shall be referred to, for the period commencing as of the Effective Time, as the "Surviving Corporation."

     1.2 Closing and Closing Date. Unless this Agreement shall have been terminated pursuant to Section 8.1 and the transactions herein contemplated shall have been abandoned, the closing of the Merger (the "Closing") will take place as soon as practicable, but in no event later than 5:00 p.m. New York time on the third business day after the satisfaction or waiver of the conditions set forth in Article VII, or at such other time as Parent and Hudson may mutually agree (the "Closing Date"). The Closing shall take place at the offices of Snow Becker Krauss P.C., 605 Third Avenue, 25th Floor, New York, New York 10158, unless another place is mutually agreed by Parent and Hudson.

     1.3 Effective Time of the Merger; Parent Amendment. At the Closing, the parties hereto shall cause a certificate of merger (the "Certificate of Merger") to be filed with the office of the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL. The Merger shall become effective at the time and on the date when the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware (the "Effective Time" and "Effective Date," respectively).

     1.4 Effect of the Merger. The Merger shall, from and after the Effective Time, have all the effects provided by the DGCL. If at any time after the Effective Time, any further action is deemed necessary or desirable to carry out the purposes of the Agreement, then the Surviving Corporation and its proper officers and directors shall be authorized to take, and shall take, any and all such action.

ARTICLE II

THE SURVIVING CORPORATION

     2.1 Certificate of Incorporation. The Certificate of Incorporation of Sub, in the form of Exhibit A hereto, shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time until thereafter changed or amended as provided therein or by applicable law.

     2.2 Bylaws. The Bylaws of Hudson, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by Applicable Law.

     2.3 Board of Directors; Officers.

          (a) The directors of Hudson immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of the DGCL and the Certificate of Incorporation and Bylaws of the Surviving Corporation, until their respective successors are duly elected and qualified. At least five days prior to the Effective Date, Parent shall (i) cause the number of directors constituting the Board of Directors of Parent to be increased to six, and (ii) cause each of the directors of Hudson as of the Closing Date to become directors of Parent effective as of the Effective Time.

          (b) The officers of Hudson immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the Bylaws of the Surviving Corporation until their respective successors are duly appointed and qualified.

          (c) The officers of Parent immediately prior to the Effective Time shall resign immediately following the Effective Time.

ARTICLE III

CONVERSION OF HUDSON SHARES

     3.1 Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, Hudson, the holders of Hudson Shares (the "Hudson Stockholders"), or the holders of common stock of Sub, par value $0.01 per share (the "Sub Common Stock"), the following shall occur:

          (a) Cancellation of Treasury Stock. Each issued Hudson Share held by Hudson as treasury stock shall be cancelled and retired immediately prior to the Effective Time and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (b) Conversion of Hudson Common. At the Effective Time, (i) each issued and outstanding share of Hudson Common immediately prior to the Effective Time (other than Dissenting Shares, as defined in Section 3.2) shall be converted and exchanged, without any action on the part of the holders thereof, into the right to receive the number of fully paid and nonassessable Parent Shares equal to the Exchange Ratio (the "Merger Consideration"), and (ii) each share of Hudson Common issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be cancelled and extinguished.

          (c) Hudson Warrants. At the Effective Time, all Hudson Warrants shall be assumed by Parent and shall be modified in accordance with Section 6.6.

          (d) Common Stock of Sub. At the Effective Time, each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully-paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any shares of Sub Common Stock shall continue to evidence ownership of shares of common stock of the Surviving Corporation and shall not be converted into any other securities or cash. No shares of Sub Common Stock will be issued pursuant to the Merger.

          (e) Reservation of Shares. Parent will reserve a sufficient number of Parent Shares for issuance pursuant to this Agreement.

          (f) Fractional Shares. No fraction of a Parent Share will be issued by virtue of the Merger, but in lieu thereof each holder of Hudson Shares who is entitled to a fraction of a Parent Share (after aggregating all fractional Parent Shares that otherwise would be received by such holder) shall upon surrender of such holder's stock certificates, receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of such fraction, multiplied by the average of the high and low bid price of one Parent Share as reported by the National Quotation Bureau for the last trading day preceding the Effective Date.

     3.2 Dissenting Shares. Notwithstanding any provision hereof to the contrary, any Hudson Shares held by a Dissenting Stockholder (as hereinafter defined) shall not be converted as described in Section 3.1, but instead such shares (the "Dissenting Shares") shall be converted into the right to receive such consideration as may be determined to be due a Dissenting Stockholder pursuant to the DGCL; provided, however, that if a Dissenting Stockholder shall fail to perfect his demand, withdraw his demand or otherwise lose his right of appraisal under the terms of the DGCL, then the Hudson Shares held by such Dissenting Stockholder shall not be Dissenting Shares and shall be deemed to be converted as of the Effective Time in accordance with the provisions hereof, including Section 3.1. Hudson shall not voluntarily make any payment with respect to, settle, or offer to settle or otherwise negotiate, any such demands. All amounts paid to Dissenting Stockholders shall be paid without interest thereon (to the extent permitted by Applicable Law) by the Surviving Corporation. For purposes hereof, the term "Dissenting Stockholder" shall mean a holder of Hudson Shares who has demanded and perfected its right to appraisal of such shares in accordance with Section 262 of the DGCL.

     3.3 Exchange of Certificates.

          (a) Exchange Procedures. At the Effective Time, upon surrender for cancellation to Parent of all certificates representing Hudson Shares held of record by any Hudson Stockholder (each, an "Old Certificate"), each such stockholder shall be entitled to receive in exchange therefor certificates representing the number of Parent Shares into which the Hudson Shares represented by such Old Certificate(s) shall have been converted at the Effective Time pursuant to Section 3.1(b) ("New Certificates"). On the Closing Date, Parent shall deliver New Certificates representing the Parent Shares to be issued to the Hudson Stockholders pursuant to Section 3.1(b) to each such Hudson Stockholder on a pro-rata basis, reflecting the conversion of each such stockholder's Hudson Shares into Parent Shares pursuant to Section 3.1(b).

     3.4 No Further Rights. From and after the Effective Time, holders of Old Certificates theretofore evidencing Hudson Shares shall cease to have any rights as stockholders of Hudson, except as provided herein or by Applicable Law.

     3.5 Closing of Hudson's Transfer Books. At the Effective Time, the stock transfer books of Hudson shall be closed and no transfer of Hudson Shares shall be made thereafter. If after the Effective Time, Old Certificates are presented to Parent or the Surviving Corporation, such Old Certificates shall be cancelled and exchanged for Merger Consideration in accordance with Section 3.1, subject to, in the case of Dissenting Stockholders, Applicable Law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HUDSON

As of the date hereof, or such earlier date as may be specified in any instance, Hudson makes the following representations and warranties to Parent and Sub. Such representations and warranties include and are qualified by the Hudson Disclosure Schedule delivered to Parent concurrently with the execution and delivery of this Agreement (the "Hudson Disclosure Schedule"), and to the extent specifically referenced in the following Sections of this Article IV.

     4.1 Organization and Qualification. Hudson and each Subsidiary (as defined in Section 4.4) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Hudson and each Subsidiary has the requisite corporate power and authority to carry on its business as it is now being conducted and each is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for those jurisdictions the absence of which would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 10.10). Set forth in Section 4.1 of the Hudson Disclosure Schedule is a list of all states and foreign jurisdictions in which Hudson and each Subsidiary is qualified to do business. Complete and correct copies of the Certificate of Incorporation and Bylaws of Hudson and each Subsidiary have been delivered to Parent and such Certificates of Incorporation and Bylaws have not been amended and are in full force and effect. The minute book of Hudson, true and complete copies of which have been delivered or made available to Parent, (a) accurately reflect in all material respects all action taken by the directors and stockholders of Hudson at meetings of the Board of Directors or stockholders of Hudson and (b) contain true and complete copies, or originals, of the respective minutes of all meetings or consent actions of the Hudson directors or stockholders.

     4.2 Authority. Each of Hudson and each Subsidiary have the necessary corporate power and authority to execute and deliver this Agreement. The execution and delivery hereof and the consummation of the transactions contemplated hereby by Hudson have been duly and validly authorized and approved by the Hudson Board of Directors and no other corporate or stockholder proceedings on the part of Hudson or its Board of Directors are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby, except for the approval and adoption of this Agreement and the Merger by the holders of Hudson Shares (the "Hudson Stockholder Approval"). The Hudson Board of Directors has recommended that the stockholders of Hudson approve and adopt this Agreement and approve the Merger. This Agreement has been duly executed and delivered by Hudson, and assuming due authorization, execution and delivery by Parent, Sub, and the other parties hereto, constitutes the valid and binding obligation of Hudson, enforceable in accordance with its terms.

     4.3 Capitalization.

          (a) The authorized capital stock of Hudson consists of 30,000,000 shares of Hudson Common, of which 10,967,000 shares are issued and outstanding. All outstanding capital stock of Hudson was issued in accordance with Applicable Law. Except as set forth in Section 4.3 of the Hudson Disclosure Schedule and other than the Hudson Warrants, there are no options, warrants, calls, convertible notes, agreements, commitments or other rights presently outstanding that would obligate Hudson to issue, deliver or sell shares of its capital stock, or to grant, extend or enter into any such option, warrant, call, convertible note, agreement, commitment or other right. Except as set forth in Section 4.3 of the Hudson Disclosure Schedule, as of the date hereof, Hudson has no bond, debenture, note or other indebtedness issued or outstanding that has voting rights in Hudson. Hudson has provided to Parent a list of (i) all holders of record of (A) Hudson Shares, and (B) options, warrants, convertible notes or other rights to purchase capital stock of Hudson (collectively "Hudson Stock Rights"); and (ii) the number of Hudson Shares held by each Hudson Stockholder and the number of Hudson Shares represented by the Hudson Stock Rights; and (iii) the exercise price for each Hudson Stock Right.

          (b) All of the issued and outstanding Hudson Shares are validly issued, fully paid and nonassessable. Except as set forth in Section 4.3 of the Hudson Disclosure Schedule, to the knowledge of Hudson, each Hudson Share held by any Hudson Stockholder is free and clear of any Lien (as defined in Section 10.10).

     4.4 Subsidiaries. Except as set forth in Section 4.4 of the Hudson Disclosure Schedule, Hudson does not own or control, directly or indirectly, any equity interest, or any security convertible into an equity interest, in any corporation, partnership, limited liability company, joint venture, association or other business entity (any of the foregoing, a "Subsidiary").

     4.5 No Conflicts, Required Filings and Consents. Except as set forth in Section 4.5 of the Hudson Disclosure Schedule, none of (i) the execution and delivery of this Agreement by Hudson, (ii) the consummation by Hudson of the transactions contemplated hereby (including the Merger) or (iii) compliance by Hudson with any of the provisions hereof will:

          (a) conflict with or violate the Certificate of Incorporation or the Bylaws of Hudson or any Subsidiary;

          (b) result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to either of Hudson or any Subsidiary, or by which either Hudson or any Subsidiary or any of their properties or assets may be bound or affected;

          (c) result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to any other Person (as defined in Section 10.10) a right of termination, amendment, acceleration or cancellation of, any note, bond, mortgage or indenture, or any contract, agreement, arrangement, lease, license, permit, judgment, decree, franchise or other instrument or obligation, to which Hudson or any Subsidiary is a party or by which Hudson or any Subsidiary or any of their properties or assets may be bound or affected;

          (d) result in the creation of any Lien on any of the property or assets of Hudson or any Subsidiary; or

          (e) other than the Hudson Stockholder Approval, require any consent, waiver, license, approval, authorization, order, permit, registration or filing with, or notification to (any of the foregoing, a "Consent") (i) any government or subdivision thereof, whether domestic or foreign, or any administrative, governmental or regulatory authority, agency, commission, court, tribunal or body, whether domestic, foreign or multinational (any of the foregoing, a "Governmental Entity"), or (ii) any other Person.

     4.6 Financial Statements; Books and Records.

          (a) Hudson has furnished Parent with a true and complete copy of (i) the consolidated audited balance sheet of Hudson and its Subsidiaries as at March 31, 2004 and related consolidated audited statements of income and statements of cash flow for the fiscal year ended March 31, 2004, as audited by Lilling & Co. and accompanied by their audit report thereof; and (ii) the consolidated balance sheet of Hudson and its Subsidiaries as at September 30, 2004, and the related consolidated statements of income and statements of cash flow of Hudson and its Subsidiaries for the six-month period ended September 30, 2004 (the financial statements referenced in clauses (i) and (ii) above are collectively herein referred to as the "Hudson Financial Statements"). Except as disclosed therein, the Hudson Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") consistently followed throughout the periods indicated, and present fairly, in all material respects, the consolidated financial position and operating results of Hudson and its Subsidiaries as of the dates, and for the periods, indicated therein.

          (b) All of the books and records relating to the Business are located at Hudson's principal place of business located at 525 Washington Boulevard, Jersey City, New Jersey 07310.

     4.7 Absence of Changes. Except as set forth in Section 4.7 of the Hudson Disclosure Schedule and except as contemplated hereby or specifically referenced in the recitals, since September 30, 2004:

          (a) neither Hudson nor any Subsidiary has entered into any transaction other than transactions in the ordinary course of business consistent with past practice;

          (b) there has been no sale, assignment, transfer, mortgage, pledge, encumbrance or lease of any asset or property of Hudson or any Subsidiary that was not in the ordinary course of business consistent with past practice;

          (c) there has been (i) no declaration or payment of a dividend, or any other declaration, payment or distribution of any type or nature to any stockholder of Hudson or any Subsidiary in respect of its stock, whether in cash or property, and (ii) no purchase or redemption of any share of the capital stock of Hudson or any Subsidiary;

          (d) there has been no declaration, payment, or commitment for the payment, by Hudson or any Subsidiary, of a bonus or other additional salary, compensation, or benefit to any employee of Hudson or any Subsidiary that was not in the ordinary course of business consistent with past practice or in any event, in excess of $50,000, whether or not in the ordinary course of business consistent with past practice;

          (e) there has been no release, compromise, waiver or cancellation of any debt to or claim by Hudson or any Subsidiary, or waiver of any right of Hudson or any Subsidiary;

          (f) there have been no capital expenditures by Hudson or any Subsidiary in excess of $50,000 for any single item, or $200,000 in the aggregate;

          (g) there has been no change in accounting methods or practices or revaluation of any asset of Hudson or any Subsidiary;

          (h) there has been no material damage or destruction to, or loss of, physical property (whether or not covered by insurance) adversely affecting the Business or the operations of Hudson or any Subsidiary;

          (i) there has been no loan by Hudson or any Subsidiary, or guaranty by Hudson or any Subsidiary of any loan, to any employee of Hudson or any Subsidiary;

          (j) neither Hudson nor any Subsidiary has ceased to transact business with any customer, or received notice that any customer intends to cease transacting business with Hudson or any Subsidiary, that, as of the date of such cessation or notice, represented more than 5% of the annual gross revenues of Hudson for the fiscal year ended March 31, 2004;

          (k) there has been no termination or resignation of any key employee or officer of Hudson or any Subsidiary, and to the knowledge of Hudson, no such termination or resignation is threatened;

          (l) there has been no amendment or termination of any material oral or written contract, agreement or license related to the Business, to which Hudson or any Subsidiary is or was a party or by which Hudson or any Subsidiary is or was bound, except in the ordinary course of business or as expressly contemplated hereby;

          (m) there has been no agreement or commitment by Hudson or any Subsidiary to do any of the foregoing; and

          (n) there has been no other event or condition of any character that has had, or could reasonably be expected to have, a Material Adverse Effect as to Hudson or any Subsidiary.

     4.8 Undisclosed Liabilities. Except as set forth in Section 4.8 of the Hudson Disclosure Schedule, neither Hudson nor any Subsidiary has any debt, liability or obligation of any kind, whether accrued, contingent, absolute or otherwise, including any liability or obligation on account of litigation, taxes or any governmental charge or penalty, interest or fine, except (a) liabilities incurred in the ordinary course of business after September 30, 2004 that do not exceed $25,000 in the aggregate which are not reflected in the Hudson Financial Statements; (b) liabilities reflected in the Hudson Financial Statements; and (c) liabilities incurred as a result of the transactions contemplated hereby.

     4.9 Title to Properties. Except as set forth in Section 4.9 of the Hudson Disclosure Schedule, Hudson has good and valid title to, or a good and valid leasehold interest in, all tangible property and assets used in the Business, in each case, free and clear of any and all Liens other than Permitted Liens (as defined in Section 10.10).

     4.10 Equipment. Hudson owns or leases under valid and subsisting leases all items of tangible personal property (including computer hardware) used in the operation of the Business (the "Hudson Equipment"). Each item of Hudson Equipment (i) is in good condition and repair, ordinary wear and tear excepted; (ii) has received continued repair and replacement in accordance with past practice through the date hereof; (iii) is suitable for its current use; and (iv) is currently in use by Hudson or a Subsidiary in the operation of the Business. The Hudson Equipment is free of any material structural or engineering defects. Each plant and facility, including all equipment and supplies used to operate such plant or facility, of Hudson and each Subsidiary is not in violation of any use or occupancy restriction, limitation, commission or covenant of record, or any material zoning or building law, code or ordinance or public utility or other easements, including without limitation the Americans with Disabilities Act of 1990, as amended, and all rules and regulations promulgated thereunder and all rules, regulations and orders of the Occupational Safety and Health Administration.

     4.11 Intellectual Property.

          (a) Set forth in Section 4.11(a) of the Hudson Disclosure Schedule is a true and complete list of all material proprietary technology, patents, trademarks, trade names, service marks, and registered copyrights (and all pending applications or current registrations for any of the foregoing), and all licenses granted to Hudson or any Subsidiary by third parties of patent rights, trademark rights, trade name rights and service mark rights, used by Hudson or any Subsidiary in the conduct of the Business (together with trade secrets and know how used in the conduct of the Business, and expressly excluding any software used in the Business, the "Hudson Intellectual Property Rights"). Except as set forth in Section 4.11(a) of the Hudson Disclosure Schedule, Hudson, or a Subsidiary, owns, or has validly licensed or otherwise has the right to use or exploit, as currently used or exploited, all of the Hudson Intellectual Property Rights, free of any Lien or any obligation to make any payment (whether of a royalty, license fee, compensation or otherwise). No claims are pending against Hudson or any Subsidiary or threatened against Hudson or any Subsidiary, that Hudson or any Subsidiary is infringing or otherwise violating the rights of any Person with regard to any Hudson Intellectual Property Right or that any Hudson Intellectual Property Right is invalid or unenforceable. No Person is infringing the rights of Hudson or any Subsidiary with respect to any Hudson Intellectual Property Right nor, to the knowledge of Hudson, has any Person threatened to do so. To the knowledge of Hudson, neither Hudson, any Subsidiary nor any of their employees, agents or independent contractors, in connection with the performance of such Person's services with Hudson or a Subsidiary, as the case may be, has used, appropriated or disclosed, directly or indirectly, any trade secret or other proprietary or confidential information of any other Person without the right to do so, or otherwise violated any confidential relationship with any other Person, other than such actions that were not, or would not reasonably be expected to be, materially adverse to the Business.

          (b) Neither Hudson nor its Subsidiaries is a licensor of any software to third parties, nor does any of them own, or license or otherwise have the right to use or exploit, any computer software, including, without limitation, any upgrade, alteration or enhancement with respect thereto, or any source code or system specifications. With respect to any material computer software used by Hudson or any Subsidiary in the conduct of the Business prior to the Closing Date (the "Hudson Software"), Hudson or a Subsidiary owned, or was validly licensing or otherwise had the right to use or exploit, as so used or exploited, including, without limitation, any upgrade, alteration or enhancement with respect thereto which Hudson or any Subsidiary used and, in the case of Hudson Software internally developed by Hudson or any Subsidiary, all source code and system specifications. With respect to Hudson Software, Hudson further represents and warrants that:

               (i) Hudson or a Subsidiary developed all owned Hudson Software through their own efforts and for their own account without the aid or use of any consultants, agents, independent contractors or other Persons (other than Persons that were employees of Hudson or a Subsidiary at the time of such development);

               (ii) no claims are pending against Hudson or any Subsidiary or, to the knowledge of Hudson, threatened against Hudson or any Subsidiary, alleging that the Hudson Software is infringing or otherwise violating the copyright or other intellectual property rights of any Person; and

               (iii) except as set forth in Section 4.11(b) of the Hudson Disclosure Schedule, there are no agreements or arrangements with Hudson or any Subsidiary in effect with respect to the marketing, distribution, licensing or promotion of the Hudson Software by any other Person.

          (c) Except as set forth in Section 4.11(c) of the Hudson Disclosure Schedule, all former and current consultants or contractors of Hudson or any Subsidiary have executed and delivered written instruments with Hudson or a Subsidiary, as the case may be, that assign to Hudson or a Subsidiary, all rights to any inventions, improvements, discoveries or information developed by them to Hudson or a Subsidiary. All employees of Hudson or any Subsidiary who participated in the creation or contributed to the development of the Hudson Intellectual Property Rights or the Hudson Software were employees of Hudson or a Subsidiary at the time of rendering such services, such services were within the scope of their employment and such employees have validly assigned any rights to the Hudson Intellectual Property Rights and the Hudson Software to Hudson or a Subsidiary.

     4.12 Real Property. Except as set forth in Section 4.12 of the Hudson Disclosure Schedule:

          (a) Each of Hudson and each Subsidiary has a good and valid leasehold interest in all real property (including all buildings, improvements and fixtures thereon) used in the operation of the Business (the "Hudson Real Property"). Except for Permitted Liens, and for the items set forth in Section 4.12 of the Hudson Disclosure Schedule, there are no Liens on Hudson's or such Subsidiary's interest in any of the Hudson Real Property. Section 4.12 of the Hudson Disclosure Schedule lists the location of each item of Hudson Real Property. Neither Hudson nor any Subsidiary owns any real property.

          (b) There are no parties in possession of any portion of the Hudson Real Property other than Hudson and its Subsidiaries, whether as sublessees, subtenants at will or trespassers.

          (c) There is no law, ordinance, order, regulation or requirement now in existence or, to the knowledge of Hudson, under active consideration by any Governmental Entity that would require, under the provisions of any of the Leases (as defined in Section 4.13), any material expenditure by Hudson or any Subsidiary to modify or improve any of the Hudson Real Property to bring it into compliance therewith.

     4.13 Leases. Section 4.13 of the Hudson Disclosure Schedule sets forth a list of each lease pursuant to which Hudson or a Subsidiary lease, as lessor or lessee, real or personal property used in operating the Business (or otherwise) requiring payments in excess of $50,000 in the aggregate (the "Hudson Leases"). Copies of the Hudson Leases, all of which have previously been provided to Parent, are true and complete copies thereof. Except as set forth in Section 4.13 of the Hudson Disclosure Schedule, all of the Hudson Leases are valid, binding and enforceable against Hudson or a Subsidiary, as the case may be, and, to the knowledge of Hudson, against the other parties thereto, in accordance with their respective terms, and there is not under any such Lease any existing default by Hudson or a Subsidiary or, to the knowledge of Hudson, by any other party thereto, or any condition or event that, with notice or lapse of time or both, would constitute a default. Neither Hudson nor any Subsidiary has received notice that the lessor of any of the Hudson Leases intends to cancel, suspend or terminate such Lease or to exercise or not exercise any option thereunder.

     4.14 Contracts.

          (a) Section 4.14 of the Hudson Disclosure Schedule sets forth a true and complete list of each contract, agreement and commitment (whether written or oral) with an amount or value that exceeds $50,000 in the aggregate, including any service agreements, customer agreements, supplier agreements, agreements to lend or borrow money, employment agreements, agreements relating to Hudson Intellectual Property Rights and the like, to which Hudson or a Subsidiary is, directly or indirectly, a party (in its own name or as a successor in interest), or by which either Hudson or a Subsidiary or any of their properties or assets is otherwise bound (collectively, the "Hudson Contracts").

          (b) True and complete copies of all Hudson Contracts (or a true and complete narrative description of any oral Hudson Contract) have previously been provided or made available to Parent. Neither Hudson, any Subsidiary, nor, to the knowledge of Hudson, any other party to any of the Hudson Contracts (x) is in default under (nor does there exist any condition that, with notice or lapse of time or both, would cause such a default under) any of the Hudson Contracts, or (y) has waived any right it may have under any of the Hudson Contracts. All of the Hudson Contracts constitute the valid and binding obligations of Hudson or a Subsidiary, as the case may be, enforceable against Hudson or such Subsidiary in accordance with their respective terms, and, to the knowledge of Hudson, of the other parties hereto.

     4.15 Directors and Officers. Section 4.15 of the Hudson Disclosure Schedule sets forth an accurate list of the name of each director and officer of Hudson and each Subsidiary and the position(s) held by each.

     4.16 Litigation.

          (a) Except as set forth in Section 4.16 of the Hudson Disclosure Schedule, there is no suit, action, claim, demand, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry, or investigation, civil, criminal, regulatory or otherwise, in law or in equity ("Action"), pending or, to the knowledge of Hudson, threatened against or affecting Hudson, any Subsidiary, or the Business, nor is there any judgment, decree, injunction or order of any applicable Governmental Entity or arbitrator outstanding against any of the foregoing.

          (b) There is no Action pending, or to the knowledge of Hudson, threatened, by or against or affecting Hudson or any of its Subsidiary in connection with or relating to the transactions contemplated by this Agreement or of any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby.

     4.17 Employee Benefit Plans/Labor Relations.

          (a) Except as disclosed in Section 4.17 of the Hudson Disclosure Schedule, there are no employee benefit plans, agreements or arrangements maintained by Hudson or any Subsidiary, or in which Hudson or a Subsidiary participates as a co-employer, including (i) "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (ii) current or deferred compensation, bonus, pension, profit sharing, vacation or severance plans or programs; or (iii) medical, hospital, accident, retiree medical or life insurance, disability or death benefit plans (all of the foregoing, collectively, "Hudson Benefit Plans"). All Hudson Benefit Plans are administered in accordance with, and are in material compliance with, Applicable Law. No material default exists with respect to the obligations of Hudson or any Subsidiary under any Hudson Benefit Plan.

          (b) Neither Hudson nor any Subsidiary is a party to any collective bargaining agreement; no collective bargaining agent has been certified as a representative of any of the employees of Hudson or its Subsidiaries; no representation campaign or election is now in progress with respect to any employee of Hudson or any Subsidiary; and there are no labor disputes, grievances, controversies, strikes or requests for union representation pending, or, to the knowledge of Hudson, threatened, relating to or affecting the Business. To the knowledge of Hudson, no event has occurred that could give rise to any such dispute, controversy, strike or request for representation.

          (c) Each of Hudson and each Subsidiary has complied in all material respects with all federal, state or local laws with respect to the payment of wages and employment matters.

     4.18 ERISA.

          (a) Each of the Hudson Benefit Plans that is intended to meet the requirements of Section 401(a) of the Code has been determined by the Internal Revenue Service to meet such requirements or the remedial amendment period for submission of such plans to the IRS has not expired. No Hudson Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code. Neither Hudson nor any Subsidiary has engaged in any nonexempt "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving Hudson Benefit Plans that would subject Hudson or any Subsidiary to the penalty or tax imposed under Section 502(i) of ERISA or Section 4975 of the Code. Neither Hudson nor any Subsidiary has engaged in any transaction described in Section 4069 of ERISA within the last five years. Except as disclosed in Section 4.18 of the Hudson Disclosure Schedule or pursuant to the terms of the Hudson Benefit Plans, neither the execution and delivery hereof nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation or golden parachute) becoming due to any director or other employee of Hudson or any Subsidiary, (ii) increase any benefit otherwise payable under any Hudson Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefit to any extent.

          (b) No notice of a "reportable event," within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any Hudson Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and that is intended to meet the requirements of Section 401(a) of the Code, or by any entity that is considered one employer with Hudson or any Subsidiary under Section 4001 of ERISA or Section 414 of the Code, within the 12-month period ending on the Closing Date. Neither Hudson nor any Subsidiary has incurred any liability to the Pension Benefit Guaranty Corporation in respect of any Hudson Benefit Plan that remains unpaid.

     4.19 Taxes. Except as set forth in Section 4.19 of the Hudson Disclosure Schedule:

          (a) Each of Hudson and each Subsidiary has duly and timely filed all federal, state and local or foreign income, franchise, excise, real and personal property and other Tax returns and reports, including extensions, required to have been filed. Hudson and each Subsidiary have made adequate provision in the Hudson Financial Statements (in accordance with GAAP) for the payment of all such Taxes attributable to any period ending on or prior to the date thereof, but not currently due and payable. Hudson and each Subsidiary have duly and timely paid all Taxes and other governmental charges, and all interest and penalties with respect thereto (whether by way of withholding or otherwise) to any federal, state, local, foreign or other taxing authority (except to the extent the same are being contested in good faith, and adequate reserves therefor have been provided in the Hudson Financial Statements). All deficiencies proposed as a result of any audit will have been paid or settled.

          (b) All monies required to be withheld by Hudson or any Subsidiary from employees, independent contractors, creditors, customers or other third parties for Taxes have been collected or withheld, and either duly and timely paid to the appropriate taxing authorities or (if not yet due for payment) set aside in accounts for such purposes.

          (c) Neither Hudson nor any Subsidiary is a party to, or bound by, or otherwise in any way obligated under, any tax sharing or similar agreement.

          (d) Neither Hudson nor any Subsidiary has consented to have the provisions of Section 341(f)(2) of the Code (or comparable state law provisions) apply to it, and neither Hudson nor any Subsidiary has agreed or been requested to make any adjustment under Section 481(c) of the Code by reason of a change in accounting method or otherwise.

          (e) Neither Hudson nor any Subsidiary is a party to any pending action or proceeding by any Governmental Entity for the assessment or collection of any Taxes or fees. Neither Hudson nor any Subsidiary has executed a closing agreement with the United States government with respect to any federal income tax. Neither Hudson nor any Subsidiary has waived (and neither Hudson nor any Subsidiary is subject to a waiver of) any statute of limitations in respect of the payment of Taxes nor agreed to any extension of time with respect to any Tax assessment or deficiency (other than with respect to limitation periods that have since expired). There are no Liens for Taxes on any of the assets of Hudson or any Subsidiary, other than Liens for Taxes which are not yet due or payable or which have been provided for in the Hudson Financial Statements.

     4.20 Compliance with Applicable Laws. Hudson and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary to own, lease or operate all of their assets and properties, as appropriate, and to carry on the Business as now conducted (the "Hudson Permits"). Hudson and its Subsidiaries are in material compliance with Applicable Law and the terms of each of the Hudson Permits. True and complete copies of the Hudson Permits have previously been provided or made available to Parent.

     4.21 Stockholder Approval. The Board of Directors of Hudson has determined to recommend that the Hudson Stockholders approve and adopt this Agreement and approve the Merger.

     4.22 Brokers. Except as set forth in Section 4.22 of the Hudson Disclosure Schedule, no broker or finder is entitled to any broker's, banker's or finder's fee or other commission in connection with the transactions contemplated hereby as a result of arrangements made by or on behalf of Hudson and its Subsidiaries.

     4.23 Environmental Matters. Except as set forth in Section 4.23 of the Hudson Disclosure Schedule:

          (a) There has been no release of any Hazardous Substances (as defined in Section 10.10) from any real property currently or formerly owned or operated by Hudson or any Subsidiary that would require remediation under any Environmental Law (as defined in Section 10.10).

          (b) Neither Hudson nor any Subsidiary is a party to any Action nor, to the knowledge of Hudson, is any Action threatened against Hudson or any Subsidiary, that, in either case, asserts or alleges that Hudson or any such Subsidiary (i) is in violation of any Environmental Law; (ii) is required to remediate or take any other response action due to a release of a Hazardous Substance; or (iii) is required to pay a portion of any response or remedial costs related to the release of a Hazardous Substance.

          (c) To the knowledge of Hudson, there are not now nor have there previously been tanks or other facilities on, under, or at any real property owned, leased, used or occupied by Hudson or any Subsidiary containing materials that, if known to be present in soil or ground water, would require remedial or response action under Environmental Laws.

          (d) Neither Hudson nor any Subsidiary is subject to any judgment, order or citation related to or arising out of any Environmental Law and to the knowledge of Hudson, neither Hudson nor any Subsidiary has been named or listed as a potentially responsible party by any Governmental Entity in a matter related to or arising out of any Environmental Law.

     4.24 Interest in Customers, Suppliers and Competitors. To the knowledge of Hudson, no officer, director, stockholder or employee of Hudson or any Subsidiary and no family member (including a spouse, parent, sibling or lineal descendent of any of the foregoing), has any direct or indirect material interest in any customer, supplier or competitor of Hudson or any Subsidiary, or in any Person from whom or to whom Hudson or any Subsidiary leases any real or personal property, or in any other Person with whom Hudson or any Subsidiary is doing business whether directly or indirectly (including as a debtor or creditor), whether in existence as of the date hereof or proposed, other than the ownership of stock of publicly traded corporations.

     4.25 Insurance. Hudson currently maintains, in full force and effect, insurance policies (the "Hudson Insurance Policies") in scope and amount of coverage consistent with industry practice. True and complete copies of all Hudson Insurance Policies have previously been provided or made available to Parent. Neither Hudson nor any Subsidiary (a) is in default under the provisions of any Hudson Insurance Policy; (b) has failed to pay any premiums due thereunder; or (c) has failed to present any notice or material claim thereunder in a due and timely fashion. There are no claims by Hudson or any Subsidiary pending under any of the Hudson Insurance Policies as to which coverage has been denied or disputed by the underwriters of such policies.

     4.26 Disclosure. No statement of fact by Hudson contained herein and no written statement of fact furnished by Hudson to Parent or Sub in connection herewith, taken as a whole (inclusive of the Hudson Disclosure Schedule), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein contained, in light of the circumstances in which they were made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

As of the date hereof, or such earlier date as may be specified in any instance, Parent and Sub jointly and severally make the following representations and warranties to Hudson. Such representations and warranties include and are qualified by the Parent Disclosure Schedule delivered to Hudson concurrently with this Agreement (the "Parent Disclosure Schedule") and to the extent specifically referenced in the following Sections of this Article V.

     5.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub was formed for the sole purpose of effecting the Merger and has not conducted any business or incurred any liabilities or obligations since its formation. Complete and correct copies of the Certificate of Incorporation and Bylaws of Parent and Sub, each as in effect on the date hereof, have been delivered or made available to Hudson. Each of Parent and Sub has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect. Set forth in Section 5.1 of the Parent Disclosure Schedule is a list of all states and foreign jurisdictions in which Parent and Sub is qualified to do business. Complete and correct copies of the Certificate of Incorporation and Bylaws of Parent and Sub have been delivered to Hudson and such Certificate of Incorporation and Bylaws have not been amended and are in full force and effect. The minute book of Parent, true and complete copies of which have been delivered or made available to Hudson, (a) accurately reflect in all material respects all action taken by the directors and stockholders of Parent at meetings of the Board of Directors or stockholders of Parent and (b) contain true and complete copies, or originals, of the respective minutes of all meetings or consent actions of the Parent directors or stockholders.

     5.2 Authority. Each of Parent and Sub has the necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery hereof and the consummation of the transactions contemplated hereby by Parent and Sub have been duly and validly authorized and approved by Parent's and Sub's Board of Directors and no other corporate or stockholder proceedings on the part of Parent or Sub are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby, except for the approval and adoption of this Agreement and the merger by Parent as the sole stockholder of Sub. This Agreement has been duly executed and delivered by Parent and Sub and, assuming the due authorization, execution and delivery by Hudson, constitutes the valid and binding obligation of Parent and Sub, enforceable against each in accordance with its terms.

     5.3 Capitalization.

          (a) The authorized capital stock of Parent consists (i) of 200,000,000 Parent Shares, of which 9,872,720 shares are issued and outstanding, and (ii) 1,000,000 shares of Preferred Stock, $0.01 par value, of which no shares are issued and outstanding. All outstanding capital stock of Parent was issued in accordance with Applicable Law. Except as set forth in Section 5.3 of the Parent Disclosure Schedule, there are no options, warrants, calls, convertible notes, agreements, commitments or other rights presently outstanding that would obligate Parent to issue, deliver or sell Parent Shares, or to grant, extend or enter into any such option, warrant, call, convertible note, agreement, commitment or other right. Parent has no bond, debenture, note or other indebtedness issued or outstanding that has voting rights in Parent.

          (b) When delivered to the Hudson Stockholders in accordance with the terms of this Agreement, the Parent Shares will be (i) duly authorized, fully paid and nonassessable, and (ii) free and clear of all Liens other than restrictions imposed by federal and state securities laws.

          (c) The Parent Shares will be voting stock as required under Section 368(a)(2)(E) of the Code.

     5.4 Subsidiaries. Except for Parent's ownership of all of the issued and outstanding shares of Sub Common Stock, neither Parent nor Sub owns or controls, directly or indirectly, any equity interest, or any security convertible into an equity interest, in any entity, other than as listed in Section 5.4 of the Parent Disclosure Schedule.

     5.5 No Conflicts, Required Filings and Consents. Except as set forth in Section 5.5 of the Parent Disclosure Schedule, none of the execution and delivery hereof by Parent or Sub, the consummation by Parent and Sub of the transactions contemplated hereby, or compliance by Parent and Sub with any of the provisions hereof, will:

          (a) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or Sub;

          (b) result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to Parent or Sub, or by which Parent or Sub, or their properties or assets may be bound or affected;

          (c) result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to any other Person right of termination, amendment, acceleration or cancellation of, any note, bond, mortgage or indenture, or any contract, agreement, arrangement, lease, license, permit, judgment, decree, franchise or other instrument or obligation to which Parent or Sub is a party or by which Parent or Sub or any of their properties or assets may be bound or affected;

          (d) result in the creation of any Lien on any of the property or assets of Parent or Sub; or

          (e) require any Consent of (i) any Governmental Entity (except for compliance with any applicable requirements of any applicable securities laws), or (ii) any other Person.

     5.6 SEC Filings; Parent Financial Statements.

          (a) Except as set forth in Section 5.6 of the Parent Disclosure Schedule, Parent has timely filed all forms, reports and documents required to be filed by Parent with the SEC since March 1, 2002. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the "Parent SEC Reports"). As of their respective dates, the Parent SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports, including each Parent SEC Report filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-QSB under the Exchange Act) and (iii) fairly presented the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments.

          Parent has heretofore furnished Hudson with a true and complete copy of (i) the audited balance sheet of Parent as at February 29, 2004 and related audited statements of income and statements of cash flow for the fiscal year ended February 29, 2004, as set forth in Parent's Form 10-KSB filed with the SEC for the fiscal year ended February 29, 2004; and (ii) the unaudited balance sheet of Parent as at August 31, 2004, and the related unaudited statements of income and statements of cash flow of Parent for the six-month period ended August 31, 2004, as set forth in Parent's Form 10-QSB filed with the SEC for the fiscal quarter ended August 31, 2004 (all of the financial statements referenced in clauses (i) and (ii) are collectively herein referred to as the "Parent Financial Statements"). Except as disclosed therein, the Parent Financial Statements have been prepared in accordance with GAAP (except for the absence of footnotes and normal year end adjustments in all unaudited Parent Financial Statements) consistently followed throughout the period indicated, and present fairly, in all material respects, the financial position and operating results of Parent as of the dates, and during the periods, indicated therein.

     5.7 Absence of Changes. Except as set forth in the Parent SEC Reports or in Section 5.7 of the Parent Disclosure Schedule and except as contemplated hereby, since February 29, 2004, the Parent has not engaged in any business operations or taken any act that would require the approval of Parents' Board of Directors, nor has there been any event or condition of any character that has had, or could reasonably be expected to have, a Material Adverse Effect as to Parent or Sub.

     5.8 Undisclosed Liabilities. Except as set forth in Section 5.8 of the Parent Disclosure Schedule, neither Parent nor Sub has any debt, liability or obligation of any kind, whether accrued, contingent, absolute or otherwise, including any liability or obligation on account of litigation, taxes or any governmental charge or penalty, interest or fine, except (a) liabilities incurred in the ordinary course of business after February 29, 2004 that do not exceed $5,000 in the aggregate which are not reflected in the Parent Financial Statements; (b) liabilities reflected in the Parent Financial Statements; and (c) liabilities incurred as a result of the transactions contemplated hereby.

     5.9 Title to Properties. Except as set forth in Section 5.9 of the Parent Disclosure Schedule, Parent has no right, title or interest (including by leasehold) in or to any tangible property or assets.

     5.10 Intellectual Property.

          (a) Except as set forth in Section 5.10(a) of the Parent Disclosure Schedule and excluding any software used in Parent's business, neither Parent nor Sub uses in the conduct of Parent's business any material proprietary technology, patents, trademarks, trade names, service marks, and registered copyrights (or any pending applications or current registrations for any of the foregoing), or any licenses granted to Parent or Sub by third parties of patent rights, trademark rights, trade name rights and service mark rights (the "Parent Intellectual Property Rights"). Section 5.10(a) of the Parent Disclosure Schedule sets forth any Parent Intellectual Property Rights owned, or validly licensed by Parent or which Parent otherwise has the right to use or exploit, and any Lien or any obligation to make any payment (whether of a royalty, license fee, compensation or otherwise) in respect of any Parent Intellectual Property Rights. No claims are pending against Parent or Sub or threatened against Parent or Sub, that Parent or Sub is infringing or otherwise violating the rights of any Person with regard to any Parent Intellectual Property Right or that any Parent Intellectual Property Right is invalid or unenforceable. No Person is infringing the rights of Parent or Sub with respect to any Parent Intellectual Property Right nor, to the knowledge of Parent, has any Person threatened to do so. To the knowledge of Parent, neither Parent, Sub nor any of their employees, agents or independent contractors, in connection with the performance of such Person's services with Parent or Sub, as the case may be, has used, appropriated or disclosed, directly or indirectly, any trade secret or other proprietary or confidential information of any other Person without the right to do so, or otherwise violated any confidential relationship with any other Person, other than such actions that were not, or would not reasonably be expected to be, materially adverse to Parent's business.

          (b) Except as set forth in Section 5.10(b) of the Parent Disclosure Schedule, neither Parent nor Sub is a licensor of any software to third parties, nor does either of them own, or license or otherwise have the right to use or exploit, any computer software, including, without limitation, any upgrade, alteration or enhancement with respect thereto, or any source code or system specifications. With respect to any material computer software used by Parent or Sub in the conduct of Parent's business prior to the date hereof (the "Parent Software"), Parent owned, or was validly licensing or otherwise had the right to use or exploit such Parent Software, as so used or exploited, including, without limitation, any upgrade, alteration or enhancement with respect thereto which Parent or Sub used and, in the case of Parent Software internally developed by Parent or Sub, all source code and system specifications. With respect to internally developed Parent Software, Parent and Sub further represent and warrant that:

               (i) Parent and Sub developed all owned Parent Software through their own efforts and for their own account without the aid or use of any consultants, agents, independent contractors or other Persons (other than Persons that were employees of Parent or Sub at the time of such development);

               (ii) no claims are pending against Parent or Sub or, to the knowledge of Parent, threatened against Parent or Sub, alleging that the Parent Software is infringing or otherwise violating the copyright or other intellectual property rights of any Person; and

               (iii) except as set forth in Section 5.10(b) of the Parent Disclosure Schedule, there are no agreements or arrangements with Parent or Sub in effect with respect to the marketing, distribution, licensing or promotion of the Parent Software by any other Person.

          (c) Except as set forth in Section 5.10(c) of the Parent Disclosure Schedule, no former or current employee, consultants or contractors of Parent or Sub has any rights to inventions, improvements, discoveries or information used by Parent or Sub or to any Parent Intellectual Property Rights or Parent Software.

     5.11 Leases. Except as set forth in Section 5.11 of the Parent Disclosure Schedule, neither Parent nor Sub lease, as lessor or lessee, any real or personal property used in operating Parent's business (or otherwise) requiring payments that exceed $50,000 in the aggregate (the "Parent Leases").

     5.12 Contracts.

          (a) Except as set forth in Section 5.12 of the Parent Disclosure Schedule and except as reflected in the Parent SEC Reports, neither Parent nor Sub is, directly or indirectly, a party to (in its own name or as a successor in interest), and neither Parent nor Sub nor any of their properties or assets is otherwise bound by, any contract, agreement and commitment (whether written or oral) with an amount or value that exceeds $5,000 in the aggregate, including any service agreements, customer agreements, supplier agreements, agreements to lend or borrow money, employment agreements, agreements relating to Parent Intellectual Property Rights and the like (collectively, the "Parent Contracts").

          (b) True and complete copies of all Parent Contracts (or a true and complete narrative description of any oral Parent Contract) have previously been provided or made available to Hudson. Neither Parent, Sub, nor, to the knowledge of Parent, any other party to any of the Parent Contracts (x) is in default under (nor does there exist any condition that, with notice or lapse of time or both, would cause such a default under) any of the Parent Contracts, or (y) has waived any right it may have under any of the Parent Contracts. All of the Parent Contracts constitute the valid and binding obligations of Parent or Sub, as the case may be, enforceable against Parent or Sub in accordance with their respective terms, and, to the knowledge of Parent, of the other parties hereto.

     5.13 Litigation.

          (a) Except as set forth in Section 5.13 of the Parent Disclosure Schedule, there is no Action pending or, to the knowledge of Parent, threatened against or affecting Parent or Sub or the business of Parent or Sub, nor is there any judgment, decree, injunction or order of any applicable Governmental Entity or arbitrator outstanding against Parent or Sub.

          (b) There is no Action pending, or to the knowledge of Parent, threatened, by or against or affecting Parent or Sub in connection with or relating to the transactions contemplated by this Agreement or of any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby.

     5.14 Employee Benefit Plans; Labor Relations.

          (a) There are no employee benefit plans, agreements or arrangements maintained by Parent or Sub, or in which Parent or Sub participates as a co-employer, including (i) "employee benefit plans" within the meaning of Section 3(3) of ERISA; (ii) current or deferred compensation, bonus, pension, profit sharing, vacation or severance plans or programs; or (iii) medical, hospital, accident, retiree medical or life insurance, disability or death benefit plans (all of the foregoing, collectively, "Parent Benefit Plans").

          (b) Neither Parent nor Sub is a party to any collective bargaining agreement; no collective bargaining agent has been certified as a representative of any of the employees of Parent or Sub; no representation campaign or election is now in progress with respect to any employee of Parent or Sub; and there are no labor disputes, grievances, controversies, strikes or requests for union representation pending, or, to the knowledge of Parent, threatened, relating to or affecting the Parent's business. To the knowledge of Parent, no event has occurred that could give rise to any such dispute, controversy, strike or request for representation.

          (c) Each of Parent and Sub has complied in all material respects with all federal, state or local laws with respect to the payment of wages and employment matters.

     5.15 Taxes. Except as set forth in Section 5.11 of the Parent Disclosure Schedule:

          (a) Each of Parent and Sub has duly and timely filed all federal, state and local or foreign income, franchise, excise, real and personal property and other Tax returns and reports, including extensions, required to have been filed. Parent and Sub have made adequate provision in the Parent Financial Statements (in accordance with GAAP) for the payment of all such Taxes attributable to any period ending on or prior to the date thereof, but not currently due and payable. Parent and Sub have duly and timely paid all Taxes and other governmental charges, and all interest and penalties with respect thereto (whether by way of withholding or otherwise) to any federal, state, local, foreign or other taxing authority (except to the extent the same are being contested in good faith, and adequate reserves therefor have been provided in the Parent Financial Statements). All deficiencies proposed as a result of any audit will have been paid or settled.

          (b) All monies required to be withheld by Parent or Sub from employees, independent contractors, creditors, customers or other third parties for Taxes have been collected or withheld, and either duly and timely paid to the appropriate taxing authorities or (if not yet due for payment) set aside in accounts for such purposes.

          (c) Neither Parent nor Sub is a party to, or bound by, or otherwise in any way obligated under, any tax sharing or similar agreement.

          (d) Neither Parent nor Sub has consented to have the provisions of Section 341(f)(2) of the Code (or comparable state law provisions) apply to it, and neither Parent nor Sub has agreed or been requested to make any adjustment under Section 481(c) of the Code by reason of a change in accounting method or otherwise.

          (e) Neither Parent nor Sub is a party to any pending action or proceeding by any Governmental Entity for the assessment or collection of any Taxes or fees. Neither Parent nor Sub has executed a closing agreement with the United States government with respect to any federal income tax. Neither Parent nor Sub has waived (and neither Parent nor any Sub is subject to a waiver of) any statute of limitations in respect of the payment of Taxes nor agreed to any extension of time with respect to any Tax assessment or deficiency (other than with respect to limitation periods that have since expired). There are no Liens for Taxes on any of the assets of Parent or Sub, other than Liens for Taxes which are not yet due or payable or which have been provided for in the Parent Financial Statements.

     5.16 Compliance with Applicable Laws. Parent holds all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary to own, lease or operate all of its assets and properties, as appropriate, and to carry on Parent's business as now conducted (the "Parent Permits"). Both Parent and Sub are in material compliance with Applicable Law and the terms of the Parent Permits. True and complete copies of all Parent Permits have been delivered or made available to Hudson.

     5.17 Brokers. No broker or finder is entitled to any broker's or finder's fee in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Sub.

     5.18 Environmental Matters. Except as set forth in Section 5.18 of the Parent Disclosure Schedule:

          (a) There has been no release of any Hazardous Substances (as defined in Section 10.10) from any real property currently or formerly owned or operated by Parent or Sub that would require remediation under any Environmental Law (as defined in Section 10.10).

          (b) Neither Parent nor Sub is a party to any Action nor, to the knowledge of Parent, is any Action threatened against Parent or Sub, that, in either case, asserts or alleges that Parent or Sub (i) is in violation of any Environmental Law; (ii) is required to remediate or take any other response action due to a release of a Hazardous Substance; or (iii) is required to pay a portion of any response or remedial costs related to the release of a Hazardous Substance.

          (c) To the knowledge of Parent, there are not now nor have there previously been tanks or other facilities on, under, or at any real property owned, leased, used or occupied by Parent or Sub containing materials that, if known to be present in soil or ground water, would require remedial or response action under Environmental Laws.

          (d) Neither Parent nor Sub is subject to any judgment, order or citation related to or arising out of any Environmental Law and to the knowledge of Parent, neither Hudson nor any Subsidiary Parent nor Sub has been named or listed as a potentially responsible party by any Governmental Entity in a matter related to or arising out of any Environmental Law.

     5.19 Interest in Customers, Suppliers and Competitors. To the knowledge of Parent, no officer, director, stockholder or employee of Parent or Sub and no family member (including a spouse, parent, sibling or lineal descendent of any of the foregoing), has any direct or indirect material interest in any customer, supplier or competitor of Parent or Sub, or in any Person from whom or to whom Parent or Sub leases any real or personal property, or in any other Person with whom Parent or Sub is doing business whether directly or indirectly (including as a debtor or creditor), whether in existence as of the date hereof or proposed, other than the ownership of stock of publicly traded corporations.

     5.20 Insurance. Parent currently maintains, in full force and effect, those insurance policies (the "Parent Insurance Policies") set forth in Schedule 5.20 of the Parent Disclosure Schedule. True and complete copies of all Parent Insurance Policies have previously been provided or made available to Hudson. Neither Parent nor Sub (a) is in default under the provisions of any Parent Insurance Policy; (b) has failed to pay any premiums due thereunder; or (c) has failed to present any notice or material claim thereunder in a due and timely fashion. There are no claims by Parent or Sub pending under any of the Parent Insurance Policies as to which coverage has been denied or disputed by the underwriters of such policies.

     5.21 Disclosure. No statement of fact by Hudson contained herein and no written statement of fact furnished by Hudson to Parent or Sub in connection herewith, taken as a whole (inclusive of the Hudson Disclosure Schedule), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein contained, in light of the circumstances in which they were made, not misleading.

ARTICLE VI

ADDITIONAL AGREEMENTS

     6.1 Conduct of the Business by Hudson and Parent Pending the Merger.

          (a) From and after the date hereof and prior to the Closing, except as contemplated hereby, or as specified in Section 6.1 of the Hudson Disclosure Schedule, unless Parent shall otherwise agree in advance in writing, Hudson and each Subsidiary shall (i) conduct its operations only in the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to preserve intact its present business organization, keep available the services of its officers, consultants and key employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with Hudson or such Subsidiary, as the case may be, as well as with officials and employees of Governmental Entities which regulate Hudson or any Subsidiary, to the end that its goodwill and on-going businesses shall not be impaired in any material respect at the Closing by its failure to do any of the foregoing, and (iii) not take any action which could adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement, except where required by Applicable Law. Without limiting the generality of the foregoing and except as contemplated by this Agreement, from the date hereof until the Closing Date, Hudson and each Subsidiary shall (x) not declare or pay any dividend or distribution on the Hudson Shares, and (y) not sell or otherwise dispose of any of its tangible assets (other than inventory in the ordinary course of business). In addition, Hudson shall use its commercially reasonable efforts to file on or before January 6, 2005 with the National Association of Securities Dealers, Inc. all applications, documents, and information necessary to obtain consents to the transactions contemplated hereby.

          (b) From and after the date hereof and prior to the Closing, Parent shall not take any acts or incur any liabilities except in connection with the consummation of the transaction contemplated by this Agreement.

     6.2 Access to Information. From the date hereof through the Closing, Hudson, Parent and Sub shall, and shall each cause its authorized representatives (including its officers, directors, employees, counsel, advisors, accountants and financial advisors) to (a) provide to the authorized representatives of the other, full and complete access during normal business hours (and at such other times as the parties may mutually agree), upon reasonable notice, to its properties, books, contracts, commitments, records and personnel and, during such period, shall furnish promptly to the other all information concerning its business, properties and personnel as the other may reasonably request; and (b) furnish to the other and its authorized representatives all information reasonably requested and as customarily furnished in transactions of this nature. Without limiting the generality of the foregoing, immediately following the execution and delivery of this Agreement, each of Hudson, Parent and Sub shall, and shall cause its representatives to, provide to the other and its authorized representatives full and complete access to its financial and accounting records, together with all written or oral agreements, instruments, notices, documents, licenses, permits, financial data or other information related or ancillary thereto, or reasonably requested by the other in connection with its evaluation thereof. Each of Hudson, Parent, Sub and their authorized representatives, shall, in the exercise of the rights described in this Section 6.2, not unduly interfere with the operation of the business of the other parties.

     6.3 Filings; Tax Elections. Each of Hudson, Parent and Sub shall promptly provide the other parties hereto with copies of all filings made by it with any Governmental Entity in connection herewith and the transactions contemplated hereby. Hudson and Parent shall, before settling or compromising any material income tax liability, consult with the other and its advisors as to the positions and elections that will be taken or made with respect to such matter.

     6.4 Public Announcements. Prior to the Closing Date, no news release or other public announcement pertaining in any way to the transactions contemplated by this Agreement will be made by any party hereto without the prior consent of the other parties hereto (which consent shall not be unreasonably withheld, conditioned or delayed) unless such release or announcement is required by Applicable Law.

     6.5 Transfer Taxes. Each of Parent and Hudson, respectively, shall timely pay any stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes or fees not including any income tax, gross receipts tax or any similar tax measured with respect to gross or net income (collectively, the "Transfer Taxes") imposed on it at or prior to the Closing in connection with the transactions contemplated hereunder that are required to be paid in connection therewith. Parent and Hudson shall cooperate in the preparation, execution and filing of all tax returns, questionnaires, applications, or other documents regarding any such Transfer Taxes.

     6.6 Warrants. At the Effective Time, by virtue of the Merger and without the need for any further corporate action, each Hudson Warrant outstanding immediately prior to the Effective Time shall be automatically converted into a warrant to acquire, on the same terms and conditions, including registration rights, as were applicable under such Hudson Warrant immediately prior to the Effective Time, the number of Parent Shares (rounded up to the nearest whole share) determined by multiplying the number of shares of Hudson Common subject to such Hudson Warrant by the Exchange Ratio, at a price per Parent Share (the "Adjusted Warrant Price") equal to the quotient of (A) the aggregate exercise price for shares of Hudson Common otherwise purchasable pursuant to such Hudson Warrant divided by (B) the aggregate number of shares of Hudson Common deemed purchasable pursuant to such Hudson Warrant; provided that such exercise price shall be rounded down to the nearest whole cent.

     6.7 Employment.

          (a) Existing Employment Agreements. Effective at the Effective Time, any employment agreements between Parent and any of its officers or other employees shall be terminated.

          (b) Benefits. All employees of Hudson and its Subsidiaries will continue to be eligible to participate in employee benefit plans, agreements and arrangements maintained by, or contributed to by, Hudson or its Subsidiaries. Nothing in this Agreement shall be deemed to entitle the employees of Hudson and its Subsidiaries to a continuing employment relationship with Parent or the Surviving Corporation following the Closing.

          (c) No Third Party Beneficiary. The provisions of this Agreement, including without limitation Section 6.6 and this Section 6.7, are intended to bind, and inure to the benefit of, the parties hereto only, and provisions contained herein shall not be construed as granting rights to or vesting rights in any other Person as a third party beneficiary or otherwise.

     6.8 Exclusivity. Hudson and each of its Subsidiaries, for itself and each of Hudson and each Subsidiary's respective officers, directors and employees, covenants and agrees that, from the date hereof until the earlier to occur of (i) the Closing or (ii) the termination of this Agreement in accordance with Section 8.1 (the "Exclusivity Period"), it and each of them shall forebear from directly or indirectly negotiating, soliciting or accepting any offer with or from any other Person to purchase, acquire, or merge or combine with, as applicable, Hudson, any Subsidiary or any of Hudson's or any Subsidiary's capital stock, or the Business, or any interest in any of the foregoing. Without limiting the generality of the foregoing:

               (i) During the Exclusivity Period, Hudson and each of its Subsidiaries shall not, nor will it authorize or permit any of its officers, directors, affiliates, stockholders or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (A) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined in clause (ii)), (B) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (C) engage in discussions with any Person with respect to any Acquisition Proposal, except as to the existence of these provisions, (D) approve, endorse or recommend any Acquisition Proposal or (E) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal. Hudson and its Subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of Hudson or its Subsidiaries or any investment banker, attorney or other advisor or representative of Hudson or any Subsidiary shall be deemed to be a breach of this Section 6.8 by Hudson.

          (ii) For purposes of this Agreement, "Acquisition Proposal" shall mean any bona fide offer or proposal (other than an offer or proposal by Parent) relating to any Acquisition Transaction. For the purposes of this Agreement, "Acquisition Transaction" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from Hudson or any Subsidiary by any Person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 35% interest in the total outstanding voting securities of Hudson or any Subsidiary or any tender offer or exchange offer that if consummated would result in any Person or "group" beneficially owning 35% or more of the total outstanding voting securities of Hudson or any Subsidiary or any merger, consolidation, business combination or similar transaction involving Hudson or any Subsidiary pursuant to which the stockholders of Hudson or such Subsidiary immediately preceding such transaction hold less than 65% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 25% of the assets of Hudson or any Subsidiary; or (C) any liquidation or dissolution of Hudson or any Subsidiary.

     6.9 Appointment of New Directors. Immediately after the Closing, Parent shall cause each director of Hudson as of the date preceding the Closing Date to be elected as a director of Parent.

     6.10 Further Assurances. From time to time after the Closing, upon the reasonable request of any party hereto, the other party or parties hereto shall execute and deliver or cause to be executed and delivered such further instruments, and take such further action, as the requesting party may reasonably request in order to effectuate fully the purposes, terms and conditions hereof.

     6.11 Change of Parent Name. After the Closing, Parent shall take all such actions as are reasonably necessary to change its name to from Health Outcomes Management, Inc. to a name that is not confusingly similar.

ARTICLE VII
CONDITIONS PRECEDENT

     7.1 Conditions to Obligations of Hudson to Effect the Merger. The obligations of Hudson to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions:

          (a) The consummation of the Merger shall not be restrained, enjoined, prohibited or materially restricted or delayed by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents or materially restricts or delays the consummation of the Merger. No Action by any Governmental Entity shall have been commenced (and be pending), or, to the knowledge of the parties hereto, threatened, against Parent, Sub, Hudson, any Subsidiary, or any of their respective Affiliates, partners, associates, officers, directors or stockholders seeking to prevent or delay the transactions contemplated hereby or challenging any of the terms or provisions of this Agreement or seeking material damages in connection therewith;

          (b) Parent and Sub shall have performed in all material respects their respective agreements contained herein required to be performed at or prior to the Closing, and the representations and warranties of Parent and Sub contained herein that are qualified as to materiality shall be true and correct and such representations and warranties that are not so qualified shall be true and correct in all material respects when made and (except for representations and warranties made as of a specified date, which need only be true as of such date) at and as of the Closing as if made at and as of the Closing, and Hudson shall have received a certificate of Parent to such effect signed by a duly authorized officer of Parent;

          (c) Parent shall have obtained or caused to be obtained all of the Consents, if any, listed in Section 7.1(c) of the Parent Disclosure Schedule;

          (d) Hudson shall have received at the Closing a corporate certificate of good standing for Parent, as of a recent date, from the Secretary of State of Minnesota, and a copy of the Certificate of Incorporation of Parent certified by the Secretary of State of Minnesota, and a corporate certificate of good standing for Sub, as of a recent date, from the Secretary of State of Delaware, and a copy of the Certificate of Incorporation of Sub certified by the Secretary of State of Delaware;

          (e) There shall have been no Material Adverse Effect of Parent since the date of this Agreement;

          (f) Hudson shall have received an opinion of Parent's legal counsel, dated as of the Closing Date, substantially in the form attached hereto as Exhibit B; and

          (g) The Hudson Stockholder Approval shall have been obtained.

     7.2 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment, at or prior to the Closing, of the following conditions:

           (a) The consummation of the Merger shall not be restrained, enjoined, prohibited or materially restricted or delayed by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents or materially restricts or delays the consummation of the Merger. No Action by any Governmental Entity shall have been commenced (and be pending), or, to the knowledge of the parties hereto, threatened, against Parent, Sub, Hudson or any Subsidiary or any of their respective Affiliates, partners, associates, officers, directors or stockholders seeking to prevent or delay the transactions contemplated hereby or challenging any of the terms or provisions of this Agreement or seeking material damages in connection therewith.

          (b) Hudson shall have performed in all material respects their respective agreements contained herein required to be performed at or prior to the Closing, and the representations and warranties of Hudson contained herein that are qualified as to materiality shall be true and correct and such representations that are not so qualified shall be true and correct in all material respects when made and (except for representations and warranties made as of a specified date, which need only be true as of such date) at and as of the Closing as if made at and as of such time, and Parent shall have received a certificate of Hudson to such effect signed by a duly authorized officer of Hudson;

          (c) Hudson shall have obtained or caused to be obtained all of the Consents, if any, listed in Section 7.2(c) of the Hudson Disclosure Schedule;

          (d) Parent shall have received a corporate certificate of good standing for Hudson and each Subsidiary as of a recent date, from the Secretary of State of each such entity's jurisdiction of formation, and a copy of the Certificate of Incorporation of Hudson and each Subsidiary, each as certified by the Secretary of State of each such entity's jurisdiction of formation;

          (e) There shall have been no Material Adverse Effect of Hudson or any Subsidiary since the date of this Agreement;

          (f) The Hudson Stockholder Approval shall have been obtained;

          (g) Rights to demand appraisal under Section 262 of the DGCL shall have expired or shall otherwise be unavailable with respect to at least 95% of the Hudson Shares; and

          (h) Parent shall have received an opinion of legal counsel of Hudson, substantially in the form of Exhibit C hereto.

     7.3 Mutual Covenants and Obligations. Except as otherwise required by law, the parties agree for U.S. federal income tax purposes to report, to the extent any such report or filing is required under U.S. Treasury Regulations Section 1.368-3 or otherwise, the Merger as a transaction described in Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, and to refrain from engaging in any transaction subsequent to the Closing which would cause the Merger to fail to meet the requirements of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. The parties agree to cooperate in the provision of such information as may reasonably be required in the event, subsequent to the Closing, the U.S. Internal Revenue Service challenges the qualification of the transaction thereunder.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

     8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

          (a) by the mutual written consent of Parent and Hudson;

          (b) by Hudson, if not in material breach of its obligations hereunder, upon a material breach by Parent or Sub of any of its representations, warranties, covenants or other obligations hereunder which is not curable or, if curable, is not cured prior to the Termination Date;

          (c) by Parent and Sub, if not in material breach of their obligations hereunder, upon a material breach by Hudson of any of its representations, warranties, covenants or other obligations hereunder which is not curable or, if curable, is not cured prior to the Termination Date;

          (d) by either Parent or Hudson if any court of competent jurisdiction or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction or ruling which restrains, enjoins or otherwise prohibits the Merger and such order, judgment, decree, injunction or ruling shall have become final and nonappealable; or

          (e) by either Parent or Hudson if the Merger shall not have been consummated on or before March 31, 2005 (the "Termination Date"), provided the terminating party is not otherwise in material breach of its representations, warranties, covenants or other obligations hereunder.

     8.2 Fees and Expenses; Termination Fee.

          (a) If the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses prior to the Effective Time, provided, however, that Parent's reasonable legal and accounting fees in connection with this Agreement and the transactions contemplated hereby up to a maximum aggregate amount of $25,000 shall be charged to and paid by the Surviving Corporation.

          (b) If the Merger is not consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, provided, however, that Hudson shall pay Parent's reasonable legal and accounting fees in connection with this Agreement and the transactions contemplated hereby up to a maximum aggregate amount of $25,000, upon presentation of invoices detailing the services rendered.

     8.3 Amendment. This Agreement may be amended at any time by an instrument in writing signed on behalf of all of the parties hereto.

     8.4 Waiver. At any time prior to the Closing, Parent and Sub, on the one hand, or Hudson, on the other hand, may, to the extent permitted by Applicable Law, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties by the other parties contained herein or in any documents delivered by the other parties pursuant hereto and (iii) waive compliance with any of the agreements of the other parties or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE IX

INDEMNIFICATION

     9.1 Indemnification by Parent.

          (a) Parent shall indemnify and hold Hudson, and its respective directors, officers and employees (collectively, the "Hudson Indemnified Parties") harmless from and against, and Parent agrees promptly to defend each of the Hudson Indemnified Parties from and reimburse each of the Hudson Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including reasonable attorneys' fees and other legal costs and expenses) (collectively, "Hudson Losses") that any of the Hudson Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

               (i) any breach or inaccuracy of any of the representations and warranties made by Parent or Sub herein, or in any instrument, certificate or affidavit delivered by Parent or Sub at the Closing in accordance with the provisions hereof;

               (ii) any failure by Parent or Sub to carry out, perform, satisfy and discharge any of its respective covenants, agreements, undertakings, liabilities or obligations hereunder; or

               (iii) any Action arising out of, or in any way related to, any of the matters referred to in this Section 9.1(a).

          (b) Notwithstanding any other provision hereof to the contrary:

               (i) Parent shall only have liability under Section 9.1(a)(i) (or Section 9.1(a)(iii), to the extent arising from or based upon matters subject to Section 9.1(a)(i)) to the extent the aggregate of all Hudson Losses exceeds, on a cumulative basis, the sum of $5,000 (the "Basket");

               (ii) absent fraud, Parent shall not have any liability for Hudson Losses that exceed the sum of $50,000 in the aggregate (the "Hudson Loss Cap"); and

               (iii) Parent shall not have any liability for Hudson Losses arising from or based upon matters subject to Section 9.1(a)(i) (or Section 9.1(a)(iii), to the extent arising from or based upon matters subject to Section 9.1(a)(i)) unless the Hudson Indemnified parties have asserted a claim with respect to such matters within 12 months of the Closing Date, except with respect to matters arising or based upon Sections 5.1, 5.2, 5.5, 5.6, 5.11 and 5.12, as to which the Hudson Indemnified Parties shall be required to assert a claim within the applicable statute of limitations.

Hudson acknowledges and agrees that, except as provided in Section 8.2 and Section 10.3(b), its exclusive remedy with respect to claims arising under or relating to the subject matter of this Agreement shall be to pursue indemnification in accordance with in this Article IX. Notwithstanding any implication to the contrary contained herein, the parties acknowledge and agree that a decrease in the value of the Parent Shares would not, by itself, constitute a Hudson Loss.

     9.2 Indemnification by Hudson.

          (a) Subject to Section 9.2(b), Hudson shall indemnify and hold Parent and Sub and their respective stockholders, directors, officers and employees (collectively, the "Parent Indemnified Parties") harmless from and against, and agree to defend promptly each of the Parent Indemnified Parties from and reimburse each of the Parent Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including reasonable attorneys' fees and other legal costs and expenses) (collectively, "Parent Losses") that any of the Parent Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

               (i) any breach or inaccuracy of any of the representations and warranties made by Hudson herein, or in any instrument, certificate or affidavit delivered by it at the Closing in accordance with the provisions hereof;

               (ii) any failure by Hudson to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations hereunder;

               (iii) any Action arising out of, or in any way related to, any of the matters referred to in this Section 9.2(a).

          (b) Notwithstanding any other provision hereof to the contrary:

               (i) Hudson shall only have liability under Section 9.2(a)(i) (or Section 9.2(a)(iii), to the extent arising from or based upon matters subject to Section 9.2(a)(i)) to the extent the aggregate of all Parent Losses exceeds, on a cumulative basis, the Basket;

               (ii) absent fraud, Hudson shall not have any liability for Parent Losses that exceed the sum of $50,000 in the aggregate (the "Parent Loss Cap"); and

               (iii) Hudson shall not have any liability for Parent Losses arising from or based upon matters subject to Section 9.2(a)(i) (or Section 9.2(a)(iii), to the extent arising from or based upon matters subject to Section 9.2(a)(i)) unless the Parent Indemnified Parties have asserted a claim with respect to such matters within 12 months of the Closing Date, except with respect to matters arising from or based upon Sections 4.1, 4.2, 4.3, 4.4, 4.17, 4.18, 4.19 and 4.23, as to which the Parent Indemnified Parties shall be required to assert a claim within the applicable statute of limitations.

Parent acknowledges and agrees that, except as provided in Section 8.2 and Section 10.3(b), its exclusive remedy with respect to claims arising under or relating to the subject matter of this Agreement shall be to pursue indemnification in accordance with this Article IX. Notwithstanding any implication to the contrary contained herein, the parties acknowledge and agree that a decrease in the value of the Parent Shares would not, by itself, constitute a Parent Loss.

          (c) Hudson's obligations to provide indemnity under this Article IX shall cease and terminate at the Effective Time.

     9.3 Notification of Third Party Claims; Election to Defend.

          (a) A Person entitled to be indemnified pursuant to Section 9.1 or 9.2, (the "Indemnified Party") shall notify the party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand (a "Claim") that the Indemnified Party has determined has given, or could give rise to a right of indemnification hereunder. Such Claim shall request indemnification and specify the basis on which indemnification is sought in reasonable detail (and shall include relevant documentation related to the Claim), the amount of the asserted Parent Loss or Hudson Loss (as the case may be) and, in the case of a claim made against the Indemnified Party by a third party (a "Third Party Claim"), containing (by attachment or otherwise) such other information as the Indemnified Party may have concerning such Third Party Claim. Subject to the Indemnifying Party's right to defend in good faith Third Party Claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article IX within 30 days after the receipt of written notice thereof from the Indemnified Party.

          (b) If the Indemnified Party shall notify the Indemnifying Party of any Claim pursuant to Section 9.3(a), and if such Claim relates to a Third Party Claim against the Indemnified Party that the Indemnifying Party acknowledges is a Claim for which it must indemnify or hold harmless the Indemnified Party under Section 9.1 or 9.2, then the Indemnifying Party shall have the right, at its sole cost and expense, to employ counsel reasonably acceptable to the Indemnified Party to defend any such Claim asserted against the Indemnified Party.

          (c) Notwithstanding anything to the contrary in Section 9.3(b), if the Indemnified Party's interests with respect to a Third Party Claim (or any material portion thereof) are in conflict with the interests of the Indemnifying Party with respect to such Third Party Claim (or portion thereof), then the Indemnified Party shall be entitled to choose, at the sole cost and expense of the Indemnifying Party, independent co-counsel reasonably acceptable to the Indemnifying Party to defend such Third Party Claim (or the conflicting portion thereof) on behalf of the Indemnified Party, but the Indemnifying Party shall, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties.

          (d) The Indemnified Party shall have the right to participate in the defense of any Claim, at its own expense (except to the extent provided in Section 9.3(c)), but the Indemnifying Party shall retain control over such litigation (except as provided in Section 9.3(c)). The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as practicable (but in any case before the due date for the answer or response to a Third Party Claim) after receipt of the notice of Claim given by the Indemnified Party to the Indemnifying Party under Section 9.3(a), of its election to defend in good faith any such Third Party Claim. For so long as the Indemnifying Party is defending in good faith any such Claim against the Indemnified Party, the Indemnified Party shall not settle or compromise such Third Party Claim without the prior written consent of the Indemnifying Party.

          (e) The Indemnified Party and the Indemnifying Party shall cooperate with each other in connection with any such defense and shall make available to the other or its agents all records and other materials in its possession reasonably required by the other party for its use in contesting any Third Party Claim, provided that the Indemnifying Party and the Indemnified Party shall have agreed, in writing, to keep such records and other materials confidential except (i) to the extent required for defense of the relevant Third Party Claim or (ii) as required by law, rule or regulation or court order.

          (f) Whether or not the Indemnifying Party elects to defend any Third Party Claim, the Indemnified Party shall have no obligation to do so. Within 30 days after a final determination (including a settlement) has been reached with respect to any Claim contested pursuant to this Section 9.3, the Indemnifying Party shall satisfy its obligations hereunder with respect thereto. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any Third Party Claim, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a general release from any and all liability with respect to such claim or litigation.

     9.4 Determination of Loss and Amount. For purposes of determining whether any Hudson Loss or Parent Loss has occurred, or the amount of any such Hudson Loss or Parent Loss, the representations, warranties, covenants and agreements of the parties set forth herein or in any other instrument, certificate or affidavit delivered in connection herewith or therewith shall be considered without regard to any materiality qualification set forth herein or therein.

     9.5 Duplication. Any liability for indemnification under this Article IX shall be determined without duplication of recovery due to the circumstances that any state of facts constitutes a breach of more than one representation, warranty, covenant or agreement hereunder.

     9.6 Indemnification Limits. Indemnification claims shall be reduced by and to the extent that an Indemnified Party shall be entitled to receive proceeds under insurance policies, risk sharing pools or similar arrangements specifically as a result of, and in compensation for, the subject matter of an indemnification claim by such Indemnified Party, net of any increased premiums or similar costs arising out of the making of such claims against such arrangements.

ARTICLE X

GENERAL PROVISIONS

     10.1 Survival; Recourse. None of the agreements contained herein shall survive the Merger, except that (i) the agreements contained in Article I, the additional agreements contained in Article VI and Article IX, and the agreements referred to in Section 7.3 and Section 8.2 shall survive the Merger indefinitely (except to the extent a shorter period of time is explicitly specified therein) and (ii) the representations and warranties made in Article IV and Article V shall survive the Merger, and shall survive any independent investigation by the parties, and any dissolution, merger or consolidation of Hudson, any Subsidiary, Parent or Sub, and shall bind the legal representatives, assigns and successors of Hudson, each Subsidiary, Parent and Sub, for a period of 12 months after the Closing (other than the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.4, 4.17, 4.18, 4.19, 4.23, or 5.1, 5.2, 5.5, 5.6, 5.11 and 5.12, which shall survive for the applicable statute of limitations).

     10.2 Notices. All notices or other communications hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier or express delivery service with receipt, when telefaxed and received, or three (3) days after being deposited in the United States mail, first class, registered or certified, return receipt requested, with postage prepaid, addressed as follows:

                      If to Hudson:
                      Hudson Securities, Inc.
                      525 Washington Boulevard
                      Jersey City, New Jersey 07310
                      Attention: Martin Cunningham
                      Telephone: (201) 216-0100
                      Fax: (201) 217-3561

                      With a copy to:
                      Snow Becker Krauss P.C.
                      605 Third Avenue
                      New York, N.Y. 10158-0125
                      Attention: Eric Honick
                      Telephone: (212) 687-3860
                      Fax: (212) 949-7052

                      If to Parent or Sub:
                      Health Outcomes Management, Inc.
                      8311 Windbreak Trail North
                      St. Paul, Minnesota 55042
                      Attention: Peter J. Zugschwert
                      Telephone: (612) 245-4773
                      Fax: (651) 645-5544

                      With a copy to:
                      Robins, Kaplan, Miller & Ciresi, L.L.P.
                      2800 LaSalle Plaza
                      800 LaSalle Avenue
                      Minneapolis, Minnesota 55402
                      Attention: Kevin Spreng, Esq.
                      Telephone: (612) 349-8500
                      Fax: (612) 340-4181

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 10.2.

     10.3 Entire Agreement; Enforcement.

          (a) The Exhibits, the Hudson Disclosure Schedule and the Parent Disclosure Schedule form a part of this Agreement. This Agreement and the documents and instruments referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, including that certain Letter of Intent entered into between Parent and Hudson dated October 14, 2004, except that the provisions contained in paragraph 6 and paragraph 7 of such Letter of Intent shall remain in full force and effect. There are no other representations or warranties, whether written or oral, between the parties in connection with the subject matter hereof.

          (b) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled to at law or in equity.

     10.4 Assignments; Parties in Interest. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing herein, express or implied, is intended to or shall confer upon any Person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason hereof, except as otherwise provided herein.

     10.5 Governing Law; Consent to Jurisdiction.

           (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its rules of conflict of laws.

          (b) Each party agrees that any suit, action or proceeding with respect to this Agreement, and the performance of the parties hereunder shall only be brought in the courts of the State of New York, including any federal court located within the State of New York. Accordingly, each party submits irrevocably to the exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding and waives irrevocably any right which it may have to bring any such suit, action or proceeding in any forum other than a court of the State of New York, or in any federal court located within the State of New York, and any defense which it may have to the enforcement of this provision, whether based on the inconvenience of the forum or otherwise.

     10.6 Headings; Interpretation. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation hereof. Words such as "herein," "hereof," "hereto," "hereunder" or the like refer to this Agreement as a whole. The words "include" or "including" denote an example rather than a limitation. The words "or," "either" or "any" shall not be exclusive. Any pronoun used herein shall include the corresponding masculine, feminine or neuter forms. The parties hereto have participated jointly in the negotiation and drafting hereof; accordingly, no presumption or burden of proof shall arise in favor or against any party by virtue of the authorship hereof. References to Sections, Articles or Exhibits shall, unless the context otherwise requires, be to Sections, Articles or Exhibits hereof.

     10.7 Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute a single agreement. This Agreement may be executed by facsimile signature.

     10.8 Severability. If any term or other provision hereof is invalid, illegal or incapable of being enforced pursuant to any rule of law or public policy, all other terms and provisions hereof shall nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon determination by a court of competent jurisdiction that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as may be possible to the fullest extent permitted by Applicable Law to the end that the transactions contemplated hereby shall be fulfilled to the extent possible.

     10.9 Currency. All payments required by the terms of this Agreement shall be made in the currency of the United States of America. Any references herein to "dollars" or other monetary units shall be deemed to refer to the currency of the United States of America.

     10.10 Certain Definitions. As used herein: "Affiliate" of a specified Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

               "Applicable Law" means, with respect to any Person, any and all provisions of any and all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances or codes of any Governmental Entity applicable to such Person, (ii) permits applicable to such Person, and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Entity, in each case in this clause (iii) specifically naming such Person.

               "Environmental Law" means any federal, state or local law (including statutes, regulations, ordinances, codes, rules, judicial opinions and other governmental restrictions and requirements) relating to the discharge of air pollutants, water pollutants, noise, odors or process waste water, or otherwise relating to the environment or hazardous or toxic substances.

               "Exchange Ratio" means 14.103457.

               "Hazardous Substance" means any toxic or hazardous substance that is regulated by or under authority of any Environmental Law, including any petroleum products, asbestos or polychlorinated biphenyls.

               "Lien" means any charge, security interest, pledge, option, right of first refusal, voting proxy or other voting agreement, or encumbrance of any kind or nature other than restrictions on transfer imposed by federal and state securities laws.

               Any reference to any event, change, condition or effect as "material" with respect to any Person or group of Persons means any material event, change, condition or effect related to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such Person or group of Persons.

               "Material Adverse Effect" with respect to any Person or group of Persons, means any event, change or effect that is or is reasonably likely to be materially adverse to the financial condition, properties, assets, liabilities, business, operations or results of operations of such Person and its subsidiaries, taken as a whole; however, none of the following in and of itself or in combination with any of the following, shall constitute a Material Adverse Effect: (A) changes or effects which are primarily or directly caused by the execution and delivery of this Agreement or the performance of the pre-Closing covenants set forth herein or (B) the effects resulting from changes in general economic conditions.

               "Permitted Liens" means (a) Liens for taxes, assessments or other governmental charges or levies not yet due; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due; (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other types of social security; and (d) minor defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances not materially detracting from the value of the Hudson Real Property or interfering with the ordinary conduct of the Business.

               "Person" means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental Entity.

               "Taxes" means any federal, state, provincial, local or foreign income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, branch profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care, withholding, estimated or other similar tax, duty or other similar governmental charge or assessment or deficiencies thereof, and including any interest, penalties or additions to tax attributable to the foregoing.

               [Remainder of Page Intentionally Blank, Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

HUDSON SECURITIES, INC.,
a Delaware corporation

By:
Martin Cunningham
Chief Executive Officer

HEALTH OUTCOMES MANAGEMENT, INC.
a Minnesota corporation

By:
Peter Zugschwert
Chief Executive Officer

HUDSON ACQUISITION INC.,
a Delaware corporation

By:
Peter Zugschwert
Chief Executive Officer

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

HEALTH OUTCOMES MANAGEMENT, INC.,

HUDSON ACQUISITION INC.

AND

HUDSON SECURITIES, INC.,

Dated as of December 22, 2004